CERTIFICATE OF INCORPORATION

OF

OZ SAFEROOMS TECHNOLOGIES, INC.

FIRST : The name of the Corporation is “OZ Saferooms Technologies, Inc. ”.

SECOND : The address of the Corporation’s registered office is OZ Saferooms Technologies, Inc. 1732 Cottonwood Lane, New Castle, Oklahoma 73065.

The name of the Corporation’s registered agent at such address is Andrew J. Zagorski.

THIRD : The purpose for which the Corporation is organized is:

To manufacture, market and sell safe rooms including tornado shelters to provide protection against weather and other hazards using the latest technology; and

To engage in any activity within the purposes for which corporations may be organized under the Oklahoma General Corporation Act.

FOURTH : The aggregate number of shares of all classes of stock which the Corporation has authority to issue is One Hundred Million (100,000,000) shares of Common Stock of the par value of Five One Thousandth Dollars ($0.0005) each. The shares of stock of the Corporation may be issued from time to time in such a manner and for such lawful consideration as may from time to time be fixed by the Board of Directors.

The designations, preferences and voting and other rights of and restrictions and limitations on the Common Stock of the Corporation shall be as follows:

A. COMMON STOCK :

All shares of the Corporation’s capital stock outstanding shall be designated Common Stock of the Corporation. The holders of Common Stock of the Corporation shall be entitled to one vote per share of Common Stock on all matters which may be submitted to the holders of Common Stock of the Corporation.

B. GENERAL :

No holder of any stock of the Corporation of any class now or hereafter authorized shall have any right as such holder (other than such right, if any, as the Board of Directors in its discretion may determine) to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any part paid receipts or allotment certificates in respect of any such shares, or any securities convertible into or exchangeable for any such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares, whether such shares, receipts, certificates, securities, warrants or other instruments be unissued or issued and thereafter acquired by the Corporation.

Subject to the foregoing provisions of this Article FOURTH, the Board of Directors shall have the power in its discretion to declare and pay dividends upon the shares of stock of the Corporations of any class out of any assets of the Corporation lawfully available for the payment of dividends.

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Anything in this Certificate of Incorporation to the contrary notwithstanding, no holder of any share of stock of the Corporation of any class shall have any right to any dividend thereon unless such dividend shall have been declared by the Board of Directors as aforesaid.

The Board of Directors shall have the power to provide for the issuance of (i) capital stock or bonds or other obligations convertible, at the option of the holder, into shares of any class or classes or of any series of any class or classes of capital stock of the Corporation, or (ii) any other right or option to acquire such shares, all upon such terms as may be fixed by the Board of Directors.

FIFTH : The Board of Directors shall have power to make, alter , amend and repeal By Laws of the Corporation, subject to the reserved power of the Stockholders to alter or repeal By Laws made by the Board

SIXTH : Proposed amendments to the Certificate of Incorporation of the Corporation shall be adopted upon receiving the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

SEVENTH : To the full extent that the laws of the State of Oklahoma, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of Directors or officers, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Neither the amendment or repeal of this Article nor the adoption of any provision of this Restated Certificate of Incorporation which is inconsistent with this Article shall apply to or have any effect on the liability or alleged liability of any Director or officer of the Corporation for or with respect to any act or omission of such Director or officer occurring prior to such amendment, repeal or adoption.

EIGHTH : The Board of Directors of the Corporation shall consist of not less than three nor more than seven members, the actual number to be determined by the Board of Directors from time to time. No Director of the Corporation may be removed by a vote of the stockholders, except for cause. Any directorship to be filled by reason of an increase in the number of Directors may be filled by election by a majority of the Directors then in office.

IN WITNESS WHEREOF, OZ Saferooms Technologies, Inc. has caused these Articles of Incorporation to be duly executed this 14th day of October, 2010.

OZ Forms Technologies, Inc.

/Andrew J. Zagorski/

by Andrew J. Zagorski

Incorporator

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